                              ASSET PURCHASE AGREEMENT

                                      between

                              TRILLIUM CELLULAR CORP.,

                        INTERSTATE CELLULAR HOLDINGS CORP.,
                          UNIVERSAL TELECELL,  INC. (D/B/A
                           UNITEL WIRELESS COMMUNICATIONS
                             SYSTEMS, INC.), as Sellers

                                        and

                    DOBSON CELLULAR SYSTEMS, INC., as Purchaser

                            DATED AS OF OCTOBER 25, 1999

                                 TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE..........................................................8

ARTICLE II DESCRIPTION OF ASSETS, EXCLUDED ASSETS....................................9

SECTION 2.01.   ASSETS...............................................................9
SECTION 2.02.   EXCLUDED ASSETS.....................................................11

ARTICLE III ASSUMPTION OF LIABILITIES...............................................12

ARTICLE IV INSTRUMENTS OF TRANSFER AND ASSUMPTION...................................13

SECTION 4.01.   TRANSFER DOCUMENTS..................................................13
SECTION 4.02.   ASSUMPTION DOCUMENTS................................................13

ARTICLE V PURCHASE PRICE; ALLOCATION................................................13

SECTION 5.01.   PURCHASE PRICE......................................................13
SECTION 5.02.   PAYMENT OF PURCHASE PRICE...........................................13
SECTION 5.03.   ALLOCATION OF PURCHASE PRICE........................................13
SECTION 5.04.   PURCHASE PRICE ADJUSTMENT...........................................14

ARTICLE VI CLOSING..................................................................17

ARTICLE VII SELLERS' REPRESENTATIONS................................................17

SECTION 7.01.   ORGANIZATION........................................................17

SECTION 7.02.   CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT........18
SECTION 7.03.   SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES.......................18
SECTION 7.04.   TITLE TO ASSETS; CONDITION OF ASSETS................................18
SECTION 7.05.   REAL PROPERTY - OWNED...............................................19
SECTION 7.06.   REAL AND PERSONAL PROPERTY - LEASED.................................19
SECTION 7.07.   EXISTING CONTRACTS..................................................19
SECTION 7.08.   GOVERNMENTAL LICENSES...............................................20
SECTION 7.09.   COMPLIANCE WITH LAWS................................................21
SECTION 7.10.   NO VIOLATION OF EXISTING AGREEMENTS.................................21
SECTION 7.11.   LITIGATION AND LEGAL PROCEEDINGS....................................21
SECTION 7.12.   ENVIRONMENTAL COMPLIANCE............................................21
SECTION 7.13.   EMPLOYEES...........................................................22
SECTION 7.14.   EMPLOYEE BENEFITS...................................................23
SECTION 7.15.   TAX MATTERS.........................................................24
SECTION 7.16.   FINANCIAL STATEMENTS................................................24
SECTION 7.17.   SUBSCRIBERS/AGENTS; OPERATING DATA..................................26
SECTION 7.18.   INSURANCE...........................................................26
SECTION 7.19.   BROKERS.............................................................27
SECTION 7.20.   UNDISCLOSED LIABILITIES.............................................27
SECTION 7.21.   PRICING OF SERVICES.................................................27
SECTION 7.22.   PROPRIETARY RIGHTS..................................................27
SECTION 7.23.   ACCOUNTS RECEIVABLE AND BAD DEBTS...................................27
SECTION 7.24.   PRODUCT INFORMATION.................................................28
SECTION 7.25.   CERTAIN BUSINESS RELATIONSHIPS WITH SELLER..........................28
SECTION 7.26.   YEAR 2000 COMPLIANCE................................................28
SECTION 7.27.   ICHC................................................................28
SECTION 7.28.   DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES..................28


                                       -i-

ARTICLE VIII PURCHASER'S REPRESENTATIONS............................................28

SECTION 8.01.   ORGANIZATION; QUALIFICATION.........................................28
SECTION 8.02.   CONSENTS; AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT........28
SECTION 8.03.   LITIGATION AND LEGAL PROCEEDINGS....................................28
SECTION 8.04.   BROKERS.............................................................29
SECTION 8.05.   COMPLIANCE WITH LAWS................................................29
SECTION 8.06.   FCC MATTERS.........................................................29
SECTION 8.07.   NO VIOLATION OF EXISTING AGREEMENTS.................................29

ARTICLE IX SELLERS' AND PURCHASER'S COVENANTS.......................................29

SECTION 9.01.  FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION.................29

SECTION 9.02.   GOVERNMENTAL APPROVALS..............................................30
SECTION 9.03.   THIRD PARTY CONSENTS, CLOSING CONDITIONS............................31
SECTION 9.04.   ACCESS..............................................................32
SECTION 9.05.   CONDUCT OF BUSINESS.................................................34
SECTION 9.06.   NO SHOPPING.........................................................35
SECTION 9.07.   EMPLOYEES...........................................................35
SECTION 9.08.   SUPPLEMENTAL DISCLOSURE.............................................36
SECTION 9.09.   TRANSITION SERVICES.................................................36
SECTION 9.10.   TERMINATION OF LIENS................................................36

ARTICLE X CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE...................36

SECTION 10.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF
                THIS AGREEMENT......................................................36
SECTION 10.02.  DIRECTORS RESOLUTIONS...............................................37
SECTION 10.03.  INCUMBENCY CERTIFICATE..............................................37
SECTION 10.04.  THIRD PARTY CONSENTS; FCC; HART-SCOTT ACT...........................37
SECTION 10.05.  INTENTIONALLY LEFT BLANK............................................38
SECTION 10.06.  NO MATERIAL ADVERSE CHANGE..........................................38
SECTION 10.07.  OPINION OF COUNSEL TO SELLERS.......................................38
SECTION 10.08.  OPINIONS OF FCC COUNSEL TO SELLERS..................................38
SECTION 10.09.  CLOSING ESCROW AGREEMENT............................................39
SECTION 10.10.  YEAR 2000 PROBLEMS..................................................39
SECTION 10.11.  OPERATION OF THE CELLULAR SYSTEM....................................39
SECTION 10.12.  TITLE INSURANCE.....................................................39
SECTION 10.13.  PAYOFF LETTER.......................................................41

ARTICLE XI CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.....................41

SECTION 11.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF
                THIS AGREEMENT......................................................41
SECTION 11.02.  DIRECTORS' RESOLUTIONS..............................................42
SECTION 11.03.  INCUMBENCY CERTIFICATE..............................................42
SECTION 11.04.  FCC, HART-SCOTT ACT.................................................42
SECTION 11.05.  OPINION OF COUNSEL TO PURCHASER.....................................42

ARTICLE XII CASUALTY LOSSES.........................................................42

ARTICLE XIII INDEMNIFICATION........................................................43

SECTION 13.01.  INDEMNIFICATION BY SELLERS..........................................43
SECTION 13.02.  INDEMNIFICATION BY PURCHASER........................................43
SECTION 13.03.  NOTICE OF CLAIMS, DEFENSE OF THIRD PARTY............................44
SECTION 13.04.  CLOSING ESCROW AGREEMENT............................................45
SECTION 13.05.  LIMITATIONS.........................................................45

ARTICLE XIV DISCLOSURE AND PRESS RELEASES...........................................46


                                    -ii-

SECTION 14.01.  PRESS RELEASES......................................................47

SECTION 14.02.  DISCLOSURES REQUIRED BY LAW.........................................47

ARTICLE XV TERMINATION..............................................................47

SECTION 15.01.  BREACHES AND DEFAULTS; OPPORTUNITY TO CURE..........................47
SECTION 15.02.  TERMINATION.........................................................49

ARTICLE XVI BROKERS' FEES...........................................................48

ARTICLE XVII MISCELLANEOUS..........................................................48

SECTION 17.01.  ADDITIONAL INSTRUMENTS OF TRANSFER..................................48
SECTION 17.02.  NOTICES.............................................................49
SECTION 17.03.  EXPENSES............................................................50
SECTION 17.04.  TRANSFER TAXES......................................................50
SECTION 17.05.  COLLECTION PROCEDURES...............................................50
SECTION 17.06.  SPECIFIC PERFORMANCE................................................50
SECTION 17.07.  GOVERNING LAW.......................................................50
SECTION 17.08.  ASSIGNMENT..........................................................50
SECTION 17.09.  SUCCESSORS AND ASSIGNS..............................................50
SECTION 17.10.  AMENDMENTS, WAIVERS.................................................51
SECTION 17.11.  ENTIRE AGREEMENT....................................................51
SECTION 17.12.  COUNTERPARTS........................................................51
SECTION 17.13.  SEVERABILITY........................................................51
SECTION 17.14.  SECTION HEADINGS....................................................51
SECTION 17.15.  INTERPRETATION......................................................51
SECTION 17.16.  FURTHER ASSURANCES..................................................51
SECTION 17.17.  THIRD PARTIES.......................................................51
SECTION 17.18.  KNOWLEDGE...........................................................51

                                   DEFINED TERMS

TERM                                    SECTION CITE
----                                    ------------

Adjustment                              5.04(c)
ALTA                                    10.12
Asserting Party                         13.03
Assets                                  2.01
Assumed Contracts                       Article III
Assumption Agreement                    4.02
Assumed Liabilities                     Article III
Authorizations                          7.08
Balance Sheet Date                      7.16(a)(ii)
Base Price                              5.01
Bill of Sale                            4.01
Breaching Party                         15.01
Budget                                  7.16(a)(iii)
Business                                Recitals
Business Day                            5.04(a)
Cap                                     13.05(a)
Capital Expenditure Certificate         5.04(d)
Cellular Authorizations                 2.01 (a)
Cellular Systems                        Recitals
CERCLA                                  7.12(b)
Claims                                  Article XII
Closing                                 Article VI
Closing Certificate                     5.04(c)
Closing Date                            Article VI
Closing Escrow Agent                    5.02
Closing Escrow Agreement                5.02
Closing Escrow Payment                  5.02
Code                                    7.14
Controlled Group Member                 7.14
Credit Documents                        9.10
Cure Request                            15.01
Current Assets                          5.04(a)
Current Financial Statements            7.16(a)(ii)
Current Liabilities                     5.04(a)
Deductible                              13.05(a)
Defending Party                         13.03
Defined Benefit Pension Plan            7.14
DOJ                                     10.04
Employee Benefit Plans                  7.14
Environmental Laws                      7.12(c)
ERISA                                   7.14
ERISA Affiliate                         7.14

Excluded Management Rights              2.01(n)
Excluded Assets                         2.02(a)
Excluded Contracts                      7.07
Existing Contracts                      7.07
FCC                                     Recitals
FCC Authorizations                      2.01(a)
Final Order                             10.04
FTC                                     10.04
GAAP                                    5.04(a)
Governmental Body                       7.09
Hart-Scott Act                          9.02(b)
Hazardous Substance                     7.12(b)
Historical Financial Statements         7.16(a)(i)
ICHC                                    Introduction
Immediate Family                        7.25
Indemnified Purchaser Parties           13.01
Independent Accountants                 5.04(c)
Interest or Interests                   9.03(a)
Interest Rate                           5.04(c)
Interim Financial Statements            9.01
Inventory                               5.04(a)
IRS                                     7.14
ITDS                                    2.02(b)
ITDS Agreement                          2.02(b)
July Balance Sheet                      7.16(a)(ii)
Knowledge                               17.18
Leased Real Property                    10.12(i)
Liens                                   Article I
Loss or Losses                          13.01
Management Agreement                    Recitals
Material Adverse Effect                 10.01
Michigan 3 Cellular Area                Recitals
Michigan 3 Cellular System              Recitals
Michigan 5 Cellular Area                Recitals
Michigan 5 Cellular System              Recitals
Microwave Authorizations                2.01(a)
Multiemployer Plan                      7.14
Non-Assumed Liabilities                 Article III
Non-Breaching Party                     15.01
Outside Date                            15.02(e)
PBGC                                    7.14
Permitted Liens                         Article I
Permitted Title Exceptions              10.12(i)(c)
Person                                  7.03
Phase I Assessment                      9.04(b)

Phase II Assessment                     9.04(b)
Purchase Price                          5.01
Purchaser                               Introduction
Purchaser's Estimate                    5.04(c)
Radiofone                               Recitals
RCLA                                    7.12(b)
RCRA                                    7.12(b)
Required As-Built Survey                10.12(ii)(D)
Response Period                         5.04(c)
RSA                                     Recitals
S Corporation                           7.15
Sellers                                 Introduction
Sellers' Estimate                       5.04(c)
Seven-Month Income Statement            7.16(a)(ii)
Special Temporary Authority             10.04
Support Documents                       5.04(c)
Survival Period                         13.05(b)
Switching Services Agreement            7.16(d)
Tax/Taxes                               7.15
TCC                                     Introduction
Third Party Claim                       13.03
Title Commitment                        10.12(i)(D)
Title Company                           10.12(i)
Trillium                                Introduction
Unitel                                  Introduction
Working Capital Adjustment              5.04(b)
Y2K Plan                                7.26
Year 2000 Problem                       7.26

                                    SCHEDULES

1              Permitted Liens
2.01(a)        Contracts and Licenses
2.01(c)        Tangible Asset List
2.01(d)        Interests in Real Property
2.01(f)        Intangible Personal Property
2.02           Excluded Assets
7.04           Encumbrances
7.08           Governmental Licenses
7.09           Compliance with Laws
7.10           Consents
7.11           Litigation
7.12           Environmental Compliance
7.13           Employees
7.14           Employee Benefits
7.15           Taxes
7.16(a)(i)     Historical Financial Statements
7.16(a)(ii)    Current Financial Statements
7.16(a)(iii)   1999 Operating and Capital Expense Budget
7.16(c)        Certain Transactions Since Balance Sheet Date
7.17(a)        Subscribers; Agents
7.17(b)        Subscriber History
7.17(c)        Average Revenue and MOU Information
7.17(d)        Top 5 Roaming Partners - Outcollect/Incollect Revenue
7.21           Pricing of Services
7.23           Accounts Receivable Aging
7.24           Product Information
7.25           Certain Business Relationships
7.26           Status of Y2K Plan
9.03(a)        Form of Consent Letter
9.03(b)        Form of Landlord Estoppel Certificate
9.05           Amount to Be Spent on Advertising, Marketing and Promotion
9.09           Transition of Billing
10.04          Material Consents

EXHIBITS

A.        Bill of Sale
B.        Assumption Agreement
C.        Closing Escrow Agreement
D.        Opinion of FCC Counsel for Seller
E.        Opinion of Counsel for Purchaser

                           ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of October 25, 1999 by and among TRILLIUM CELLULAR CORP., a Florida corporation ("TCC" or "Trillium"), UNIVERSAL TELECELL, INC. (D/B/A UNITEL WIRELESS COMMUNICATIONS SYSTEMS), a Delaware corporation ("Unitel"), and INTERSTATE CELLULAR HOLDINGS CORP., a Florida corporation ("ICHC", and together with TCC and Unitel, "Sellers"), and DOBSON CELLULAR SYSTEMS, INC., an Oklahoma corporation ("Purchaser").

                               R E C I T A L S

     WHEREAS, TCC owns all right, title and interest in those certain licenses listed on Schedule 2.01(a) attached to this Agreement granted by the Federal Communications Commission ("FCC") to provide cellular radio telephone service in the FCC's rural service area ("RSA") No. 3, Michigan-3-Emmet (the "Michigan-3 Cellular Area") and, together with Unitel, owns and operates the non-wireline cellular telephone system in the Michigan-3 Cellular Area (the "Michigan-3 Cellular System"); and

     WHEREAS, Radiofone, Inc. ("Radiofone") is the owner of a license granted by the FCC to provide cellular radio telephone service in the FCC's RSA No. 5, Michigan-5-Manistee (the "Michigan-5 Cellular Area") and owns and operates the non-wireline cellular telephone system in the Michigan-5 Cellular Area (the "Michigan-5 Cellular System"; and together with the Michigan-3 Cellular System, the "Cellular Systems"); and

     WHEREAS, pursuant to the terms of a Management Agreement dated August 20, 1991 between Radiofone and ICHC (the "Management Agreement"), ICHC manages and operates in conjunction with Unitel and TCC the Michigan-5 Cellular System for Radiofone; and

     WHEREAS, Purchaser desires to purchase from TCC and Unitel, and TCC and Unitel desire to sell and transfer to Purchaser, substantially all of the assets and rights of TCC and Unitel relating to the ownership and operation of the cellular radio telephone business in the Michigan-3 Cellular Area and Purchaser desires to purchase from Sellers and Sellers desire to sell and transfer to Purchaser the management and operation of the cellular radio telephone business in the Michigan-5 Cellular Area pursuant to the Management Agreement (the "Business"), all subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                     ARTICLE I
                                 PURCHASE AND SALE

     Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers at the Closing, all of Sellers' right, title and interest in and to the Assets (as defined in

Section 2.01 hereof), free and clear of all debts, liabilities, obligations, and taxes, other than Assumed Liabilities, and free and clear of all security interests, liens, pledges, charges, rights of first refusal, rights of first offer and encumbrances of every kind (collectively, "Liens") other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due, or otherwise being contested in good faith and for which appropriate reserves have been established to the extent taken into account in the Working Capital Adjustment, (ii) any Lien arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) any Lien provided for in any contract listed on the disclosure schedule hereto (other than a Lien provided for in any contract excluded from the Assets pursuant to
Section 2.02) and not related to any indebtedness for borrowed money and in which no Seller has granted a security interest on any of its Assets to the other party or parties, (iv) any Lien affecting real property that does not secure a monetary obligation and which does not materially interfere with the use by a Seller of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens), (iv) as to leaseholds, interests of the lessors thereof and Liens affecting the interests of such lessors, (v) any Lien set forth on Schedule 1 attached hereto and (vi) obligations imposed by the FCC which generally affect all holders of licenses granted by the FCC to provide cellular radio telephone service.

                                     ARTICLE II
                       DESCRIPTION OF ASSETS; EXCLUDED ASSETS

     Section 2.01. Assets. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and rights owned by Sellers of whatever description which relate in any way to the ownership, operation or management of the Business, except assets excluded pursuant to Section 2.02 hereof and except that with respect to Unitel the parties hereto acknowledge and agree that only the assets, properties and rights owned (or hereafter acquired) by Unitel which relate exclusively to the operation or management of the Business or which are located in Michigan shall be subject to the terms of this Agreement notwithstanding any provision to the contrary, and including all such assets, properties and rights acquired or obtained by any Seller from the date hereof through the Closing Date (collectively, the "Assets"). Such Assets shall be free and clear of all Liens other than Permitted Liens as of the Closing, and shall include, without limitation:

          (a) TCC's FCC authorizations to operate a cellular radio telephone system in the Michigan-3 Cellular Area (the "Cellular Authorizations") and microwave paths used in connection with such cellular operations, if any (the "Microwave Authorizations" and together with the Cellular Authorizations, the "FCC Authorizations"); all leases, agreements, licenses and permits (to the extent such leases, agreements, licenses or permits are transferable), instruments, commitments, guarantees, consents, revenue sharing agreements, and agreements for the reception or transmission of signals by microwave to which a Seller is a party and which relate to the Michigan-3 Cellular System or the Michigan-5 Cellular System; all easements, appurtenances, rights-of-way and construction permits, if any, related to the Michigan-3 Cellular System or the Michigan-5 Cellular System; all right, title and interest, if any, in and to all streets, roads and public places, open or proposed related to the Michigan-3 Cellular System or the Michigan-5 Cellular System; all agreements between a Seller and any suppliers, cellular telephone service companies and subscribers and all other similar rights and agreements, (including so-called roaming agreements), including all applications therefor, which in any way may relate to or concern the operation or management by a Seller of the Business, all of which items (other than those not required to be listed pursuant to Sections
7.06 and 7.07 of this Agreement) are more particularly set forth on Schedule 2.01(a) or 2.01(d) attached hereto.

          (b) Originals or copies (at Sellers' option) of all of Sellers' files of correspondence, lists, records and reports concerning (i) customers and prospective customers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of a Seller with the FCC with respect to the Business.

          (c) All of Sellers' right, title and interest in and to towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, machinery, testing equipment, motor vehicles, office equipment, computers and related software to the extent transferable, furniture and fixtures, supplies, Inventory, spare parts, and other physical assets, if any, used in or relating to the Michigan-3 Cellular System or the Michigan-5 Cellular System, and all modifications, additions, restorations or replacements of the whole or any part thereof, substantially all of which tangible assets as of the date hereof are described on Schedule 2.01(c) attached hereto, but excluding the items set forth on Schedule 2.02.

          (d) All real property, leaseholds and other interests in real property (including leases and licenses of towers and tower space) of Sellers located in the State of Michigan used in or relating to the Business, as described on Schedule 2.01(d) attached hereto, but excluding any leaseholds described on Schedule 2.02.

          (e) All of Sellers' right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business (provided that Sellers may retain the originals thereof so long as Purchaser is provided with copies thereof).

          (f) All of the following to the extent used by a Seller in connection with the Business, along with all related income, royalties, damages and payments, if any, due or payable on or after the Closing Date: inventions, trademarks, service marks, trade dress, trade names, logos and registrations and applications for a registration thereof together with all of the goodwill associated therewith, copyrights and copyrightable works and registrations and applications for the registration thereof, computer software, software source codes and object codes, data, data bases, documentation thereof, trade secrets and other confidential information, and all other intellectual property rights and intangible embodiments thereof (in whatever form or medium); together with all books, records, drawings and other indicia, however evidenced; in each case including, without limitation, the items set forth on Schedule 2.01(f) attached hereto, but excluding the items set forth on Schedule 2.02.

          (g) all electrical, mechanical, plumbing and other building systems, security and surveillance systems and wiring and cable installations owned by a Seller and located on the property owned or leased by such Seller in the State of Michigan in connection with the Business.

          (h)  All prepayments and prepaid expenses related to the Business.

          (i) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, except TCC's claims against Ameritech and those described in Section 2.02(b) or on Schedule 2.02.

          (j) The right to receive and retain mail relating exclusively to the Business, accounts receivable (including subscriber accounts receivable) payments relating to trade accounts receivable that are less than 91 days past due as of the Closing Date.

          (k) The right to bill and receive payment for products shipped or delivered relating exclusively to the Business and/or services performed relating exclusively to the Business but unbilled or unpaid as of the Closing.

          (l) All advertising, marketing and promotional materials and all other related printing or written materials exclusively related to the Business.

          (m) All notes receivable and all subscriber accounts receivable which are less than 91 days past due as of the Closing Date.

          (n) All of ICHC's rights under the Management Agreement, other than the rights set forth in Sections 4.3 and 5.3 thereof (the "Excluded Management Rights"), although it is understood that the assignment to Purchaser of those of ICHC's rights to be assigned under this provision will not be a condition precedent to Purchaser's obligations under this Agreement.

          (o)  All roaming revenue receivable.

          (p)  All goodwill.

          (q) Any assets of the type described above which are acquired after the date hereof but prior to the Closing.

     Section 2.02  Excluded Assets.

          (a) Those properties and assets described in Schedule 2.02 attached hereto and in Section 2.02(b) of this Agreement which relate to the Business shall not be included in the Assets, shall be retained by Sellers and shall not be sold, assigned or transferred to Purchaser pursuant to this Agreement (the "Excluded Assets").

          (b) In addition to the Excluded Assets identified in Section (a) of this Section 2.02, anything in this Agreement to the contrary notwithstanding, the Assets sold to the Purchaser pursuant to the terms of this Agreement shall not include (i) subscriber accounts receivable that are more than 91 days past due as of the Closing Date; (ii) inventory held for sale to subscribers which will not reasonably be expected, based on TCC's past practice, to be consumed in the normal course of business within six months after the Closing; (iii) prepaid items of which Purchaser shall not receive the benefit after the Closing and are not included in the Working Capital Adjustment; (iv) each Seller's corporate records, books of account, cash, bank deposits and cash equivalents at the time of the Closing;
(v) the Excluded Management Rights; (vi) the Software License Agreement between TCC and International Telecommunication Data Systems, Inc. ("ITDS") dated on or about September 8, 1995, as amended to date (the "ITDS Agreement"); (vii) insurance policies and rights and claims thereunder;
(viii) intangible rights which may not be assigned or otherwise transferred to Purchaser, as described on Schedule 2.02; (ix) intercompany accounts receivable and accounts payable; and (x) claims for reimbursement for expenditures made prior to the Closing Date, and claims against and/or refunds from taxing authorities for the period prior to the Closing Date and/or claims against and/or refunds from insurance carriers and contractual rights relating to or arising under contracts, agreements and other instruments not included in the Assumed Contracts.

                                    ARTICLE III
                             ASSUMPTION OF LIABILITIES

     Notwithstanding anything in this Agreement to the contrary, at Closing, Purchaser shall assume and agree to perform and discharge the following to the extent not previously performed or discharged as of the Closing: (i) all obligations of Sellers which accrue and are to be performed from and after the Closing under the Management Agreement (if assigned to Purchaser at Closing) and under those permits, authorizations, licenses, leases, rights of way, easements and other agreements either set forth on Schedules 2.01(a), 2.01(d) and 2.01(f) attached hereto or those agreements of a non-material nature which are not required by this Agreement to be disclosed on Schedules 2.01(a) and (d) and (ii) all other obligations of Sellers entered into during the period from the date hereof to the Closing by Sellers in the ordinary course of their business in accordance with the provisions of Section 9.05 below and that were identified to and consented to by Purchaser (all of such permits, authorizations, licenses, leases, rights of way, easements and the Management Agreement and other agreements referred to in items (i) and (ii) being referred to hereinafter as the "Assumed Contracts"); and (iii) all "Current Liabilities" (as defined in Section 5.04(a) hereof) to the extent used in the calculation of the Working Capital Adjustment (such items (i) through (iii) are collectively referred to herein as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on Schedule 2.02, or other obligations of Sellers of any nature whatsoever other than the Assumed Liabilities (such other liabilities, debts, contracts, agreements or obligations of Sellers other than the Assumed Liabilities being referred to as the "Non-Assumed Liabilities").

                                  ARTICLE IV
                     INSTRUMENTS OF TRANSFER AND ASSUMPTION

     Section 4.01. Transfer Documents. At the Closing, Sellers will deliver to Purchaser (a) one or more Bills of Sale in substantially the form attached hereto as Exhibit A (a "Bill of

Sale"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases, in such form and including such matters as Purchaser shall reasonably request and as shall be reasonably acceptable to Sellers, as shall be effective to vest in Purchaser all of Sellers' right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data included in the Assets.

     Section 4.02. Assumption Documents. At the Closing, Purchaser and Sellers will execute and deliver (a) an Assumption Agreement in substantially the form attached hereto as Exhibit B (the "Assumption Agreement") and (b) all such other good and sufficient instruments of assumption in such form and including such matters as Sellers shall reasonably request and as shall be reasonably acceptable to Purchaser in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                     ARTICLE V
                             PURCHASE PRICE; ALLOCATION

     Section 5.01. Purchase Price. The total purchase price for the Assets shall be Ninety-Seven Million Dollars ($97,000,000) (the "Base Price"), as adjusted in accordance with the provisions of Section 5.04 hereof (as adjusted, the "Purchase Price").

     Section 5.02. Payment of Purchase Price. The Purchase Price, less an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Closing Escrow Payment"), shall be payable at Closing by wire transfer of immediately available funds into accounts designated by Sellers to Purchaser at least one day in advance of the Closing. The Closing Escrow Payment shall be paid by Purchaser at Closing to Chase Manhattan Trust Company, N.A., as escrow agent (the "Closing Escrow Agent") to be held, invested and disbursed pursuant to the terms of the Closing Escrow Agreement substantially in the form of Exhibit C attached hereto (the "Closing Escrow Agreement").

     Section 5.03. Allocation of Purchase Price. Within thirty (30) days prior to the Closing, Purchaser and Sellers in good faith shall each use their respective commercially reasonable efforts to agree on an allocation of the Purchase Price and the Assumed Liabilities in accordance with the respective fair market value of the Assets being purchased and as provided for under Section 1060 of the Code. It is agreed, however, that the portion of the Purchase Price allocable to the Management Agreement, if assigned to Purchaser at Closing, is $1,000.00. Purchaser and Sellers each further agree to file their income tax returns and their other tax returns and IRS Form 8594 reflecting the allocation as determined in this Section 5.03 unless otherwise required by applicable legal requirements. If no agreement on an allocation of the Purchase Price with respect to the Assets is reached within such thirty (30) day period, such allocation of the Purchase Price to the Assets and the Assumed Liabilities shall be determined by a nationally recognized appraisal firm mutually agreeable to Sellers and Purchaser and the costs of such appraisal shall be borne equally by Sellers and Purchaser.

     Section 5.04.  Purchase Price Adjustment.

          (a) As used in this Section 5.04 and in this Agreement, the following terms shall have the meaning set forth below:

          "Business Day" means any day other than a day that the commercial banks located in the State of Michigan or the State of Oklahoma are not open for business.

          "Current Assets" means the Michigan-3 Cellular System's (i) the current portion of any note receivable (including interest due) and all accounts receivable, including roaming revenue receivables that are current to less than 91 days past due, net of a reserve for bad debts which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty (30) or fewer days past due, ten percent (10)% of such accounts receivable that are more than thirty (30) days past due but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one (91) days past due; (ii) inventory held for sale to subscribers which will reasonably be expected, based on past practice, to be consumed in the normal course of TCC's business within six months after the Closing had TCC retained the Assets and Business rather than selling the Assets and Business as contemplated by this Agreement, reflected at net book value, provided in no event shall the net book value of the inventory used to determine Current Assets exceed $250,000 (the "Inventory"); and (iii) prepaid items of which Purchaser will receive the benefit after the Closing, such as prepaid rent, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

          "Current Liabilities" means the Michigan-3 Cellular System's (i) subscriber deposits received, but not transferred to Purchaser, (ii) deferred revenue, (iii) employee vacation expenses (whether or not to be paid or vacation time to be taken by the employee after the Closing) and sick pay expense accrued prior to Closing, but to be paid or taken following Closing,
(iv) salaries, bonuses, fringe benefits and other remuneration payable to employees for periods ending prior to the Closing to be hired by Purchaser to the extent not paid by Sellers prior to the Closing Date, (v) expenses for goods and services received in the normal course of business, including taxes, utility charges, special assessments, commissions and fees to the extent not paid by Sellers prior to the Closing Date, and (vi) other trade payables and accrued expenses incurred in the normal course of business, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

          "GAAP" means generally accepted accounting principles consistently applied.

          (b) The Base Price shall be increased (or decreased) by the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (the "Working Capital Adjustment").

          (c) Sellers shall prepare and submit to Purchaser, not later than 5 Business Days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment (the "Adjustment") and the Purchase Price resulting from the Adjustments ("Sellers' Estimate").
Sellers' Estimate shall be accompanied by detailed supporting documents, work papers and other data supporting the Adjustment ("Support Documents") and Sellers'

Estimate. Sellers' Estimate shall be based upon the books and records of the Michigan-3 Cellular System. Sellers' Estimate shall be accompanied by a certificate signed by the President or Vice President - Finance of TCC certifying that Sellers' Estimate was calculated in good faith and in accordance with the provisions of this Section 5.04. After the delivery of Sellers' Estimate and Support Documents and prior to the Closing, Purchaser and Sellers shall attempt to resolve any disputes between Sellers and Purchaser with respect to Sellers' Estimate. In connection therewith, Purchaser shall have full access to all Sellers' records related to Sellers' proposed Adjustment. Prior to Closing, Purchaser shall advise Sellers in writing as to any dispute Purchaser has with Sellers' Estimate and provide Sellers with Purchaser's calculation of the Adjustment and the Purchase Price, accompanied by a certificate signed by the President or Chief Financial Officer of Purchaser certifying that Purchaser's calculation was made in good faith and in accordance with the provisions of this Section 5.04 and shall be accompanied by Support Documents, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event Purchaser's Estimate of the Purchase Price is less than $50,000 less than Sellers' Estimate, the Closing shall proceed with the Purchase Price based upon Sellers' Estimate. In the event the Purchaser's Estimate of the Purchase Price is more than $50,000 less than Sellers' Estimate, then the mid-point between Sellers' Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing and the Closing shall proceed.

          Within 60 days after the Closing Date, Purchaser shall deliver to Seller a certificate (the "Closing Certificate") signed by the President or Chief Financial Officer of Purchaser providing the Adjustment to be made pursuant to this Section 5.04 including any changes in the Adjustment used to determine the Purchase Price at Closing, together with a copy of any Support Documents relating to such Closing Certificate and such other supporting evidence as Sellers may reasonably request either prior to or after delivery thereof. If Sellers either have not received the Closing Certificate within the required 60 days or shall conclude that the Closing Certificate does not accurately reflect the Adjustment to be made to the Base Price in accordance with this Section 5.04, Sellers shall, within 30 days after their receipt of the Closing Certificate (such 30 day period being referred to as the "Response Period"), deliver to Purchaser a written statement setting forth any discrepancies believed to exist or that Sellers have not received the Closing Certificate in which event no change to the Adjustment will be made. If Sellers fail to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in the Purchaser's Closing Certificate shall be controlling for all purposes hereof and Purchaser or Sellers, as the case may be, shall on or before the fifth Business Day following the expiration of the Response Period pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth (5th) Business Day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Sellers' statement of discrepancies, Purchaser or Sellers, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Sellers shall use good faith efforts to jointly resolve their discrepancies within fifteen (15) days of Purchaser's receipt of Sellers' written statement of discrepancies, which resolution, if achieved, shall be binding upon the parties and not subject to further dispute or review. In the event Purchaser and Sellers are unable to resolve their differences within such fifteen (15) day period, then any party may request that the matter be resolved by Price Waterhouse Coopers (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such Support Documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Sellers and Purchaser at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Purchaser on the one hand and Sellers on the other. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Sellers including any interest accrued thereon at a rate equal to the Prime Rate as reflected in the Money Rate Section of Eastern Edition of THE WALL STREET JOURNAL on the Closing Date (provided the Closing Date falls on a day on which said edition of THE WALL STREET JOURNAL is published, otherwise on the next day on which said edition of THE WALL STREET JOURNAL is published) (the "Interest Rate") since the Closing Date, Purchaser shall pay such amount thereof to Sellers, and if Sellers are determined to owe an amount to Purchaser, Sellers shall pay such amount thereof to Purchaser, including any interest accrued thereon at the Interest Rate since the Closing Date. All amounts owed by Purchaser or Sellers to the other in accordance with this Section 5.04(c) shall be paid by wire transfer of immediately available funds and shall bear interest at the Interest Rate which interest shall be deemed to have started to accrue on the Closing Date. Any amount due Purchaser from Sellers under this Section 5.04 and not paid when due may also be paid from the funds held pursuant to the Closing Escrow Agreement.

          (d) TCC shall prepare and deliver to Purchaser, at least 5 days prior to the Closing, a certificate (the "Capital Expenditure Certificate") setting forth in reasonable detail the specific equipment and other capital expenditures (determined in accordance with GAAP) purchased for or made to the Michigan-3 Cellular System during the period commencing on the date hereof through the Closing Date. At Closing, Purchaser will reimburse TCC, by wire transfer in the same manner described in Section 5.02 of this Agreement, for each equipment purchase or other capital expenditure set forth on the Capital Expenditure Certificate for which TCC has previously paid and which equipment purchase or other capital expenditure either is set forth on
Schedule 7.16(a)(iii) (except that, with respect to the construction of the tower and equipment base station on the leased real property that is the subject of the the real property lease that is listed as item 42 on Schedule 2.01(d), Sellers shall not incur any capital expenditures in connection with such construction unless Sellers shall have obtained the special use permit that is the subject of the litigation referenced on Schedule 7.11) or Purchaser shall have specifically approved in writing.

                                     ARTICLE VI
                                      CLOSING

     Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of Edwards & Angell, LLP, 2800 Hospital Trust Tower, Providence, Rhode Island

02903, on the date (the "Closing Date") which is the latest of (a) the tenth
(10th) day after the FCC granted its consent to the assignment of the Cellular Authorizations from TCC to the Purchaser by a Final Order (as defined in Section 10.04); (b) the expiration or early termination of the waiting period under the Hart-Scott Act; (c) if applicable, the tenth (10th) day after the date that the FCC granted a Special Temporary Authority (as defined in Section 10.04) for Purchaser to operate the microwave facilities, if any, that are the subject of the Microwave Authorizations on a temporary basis; or (d) January 15, 2000; provided if such latest date is not a Business Day, the Closing Date shall be the next following Business Day. The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date. At Closing, each party shall deliver or cause to be delivered to the other party the instruments of transfer and assumption referenced in Article IV of this Agreement and the other deliveries required by Article X (for Sellers) and Article XI (for Purchaser) of this Agreement, and Purchaser shall deliver to Sellers, by wire transfer of immediately available funds to one or more bank accounts as specified by Sellers in wire transfer instructions to be delivered to Purchaser at least one day prior to the Closing Date, the Purchase Price as required pursuant to Section 5.02.

                                    ARTICLE VII
                             SELLERS' REPRESENTATIONS

     The disclosure schedules referenced in this Article VII are incorporated into this Agreement by reference and are made an integral part hereof. Disclosure of any information in any one of the disclosure schedules shall be deemed to be disclosed in any other disclosure schedule that requires disclosure of a similar nature to the extent it is reasonably clear that the disclosure of such information is also required to be disclosed on such other disclosure schedule. By way of clarification, the disclosure in one disclosure schedule of a party to a contract in which a default has occurred shall not be deemed to be disclosure of such default unless the nature of such default is described in the disclosure schedule. Sellers hereby jointly and severally represent and warrant to Purchaser that:

     Section 7.01.  Organization.

          (a) Each of TCC and ICHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and Unitel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Seller has all necessary corporate power and authority to own and operate its properties and to carry on the Business as now being conducted and to carry out the transactions contemplated by this Agreement.

     Section 7.02. Consents, Authorization, Execution and Delivery of Agreement. Except for those consents, approvals, waivers and/or authorizations described in Section 7.10 hereto or on Schedule 7.10 attached hereto, all necessary consents and approvals have been obtained by Sellers for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Sellers and the transfer of the Assets by Sellers to Purchaser have been duly and validly authorized and approved by all necessary corporate and stockholder action, if necessary. This Agreement is a valid and binding obligation of each Seller, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws and laws, rules or regulations relating generally to the rights of creditors general equitable principles (whether considered at law or in equity) and an implied covenant of good faith and fair dealing. Each Seller has the full corporate power and authority to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorizations and the other governmental and third-party consents referred to in Section 10.04, perform its obligations under this Agreement and to undertake the transactions contemplated hereby.

     Section 7.03. Subsidiaries and Interests in Other Companies. Neither TCC nor ICHC has any subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other entity or person (a "Person").

     Section 7.04. Title to Assets; Condition of Assets. Except as set forth on Schedule 7.04, TCC has good and marketable title to the Assets (other than the Asset described in Section 2.01(n) hereof) to be transferred by it to Purchaser and will convey good title to such Assets to Purchaser at Closing, free and clear of all Liens other than Permitted Liens. All Liens in effect on the date hereof other than Permitted Liens are listed on
Schedule 7.04 hereto and all of which are to be discharged prior to or simultaneously with the Closing. The tangible property included among the Assets is in good working order and repair reasonable wear and tear excepted. The Assets constitute all of the assets which are necessary, used or held for use in the operation of the Business as it is currently being conducted by Sellers, other than the Excluded Assets. Except as disclosed on Schedule
7.25 or Schedule 7.04, and except for the licenses, use permits, lease agreements and easements set forth on Schedules 2.01(a), 2.01(c), 2.01(d) and/or 2.01(f) which by their terms reserve rights in the licensor, grantor or lessor, as the case may be, no officer, director, stockholder or employee of any Seller or any other Person other than the Sellers owns, leases or has any rights in any property, license or other assets used in the Business. Except for factors typically affecting propagation and reception in the cellular telephone industry generally, the tangible property included in the Assets are technically sufficient and capable of providing cellular telephone service in the Cellular Area in accordance with applicable FCC regulations. With respect to the Assets, all of the buildings, towers, antenna, fixtures and improvements owned or leased by Sellers, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings, towers, antenna or improvements that are owned or leased by Sellers comply with or have been permitted under applicable zoning laws and the building, health and fire protection codes of all applicable governmental jurisdictions, and have no structural defects.

     Section 7.05. Real Property - Owned. No Seller owns any real property and the real property leased by a Seller related to the Business has never been owned by a Seller.

     Section 7.06.  Real and Personal Property - Leased.  Set forth on
Schedule 2.01(d) (in the case of real property) and Schedule 2.01(a) (in the case of personal property), are true and accurate listings of all real and personal property leases relating to the Business and included in the Assets to which either TCC or Unitel is a party (other than personal property leases with annual payments of less than $6,000 and which leases, together with the other contracts and agreements not required to be disclosed on Schedules 2.01(a) and (d), in the aggregate have annual payments of less than $75,000 or which are terminable without penalty on one month's or less notice) setting forth (a) the name of the lessor, (b) the property subject to the lease, (c) the expiration date of the lease and (d) with respect to the real property leases, a legal description of the property leased. Except as set forth on Schedule 2.01(d) (in the case of leased real property) and
Schedule 2.01(a) (in the case of leased personal property), (t) all of the leases set forth on such Schedules are in full force and effect and are valid, binding and enforceable against TCC or Unitel (as applicable) in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws and laws, rules or regulations relating generally to the rights of creditors, general equitable principles (whether considered at law or in equity) and an implied covenant of good faith and fair dealing; (u) all accrued and currently payable rents and other payments required by such leases have been paid, (v) each of TCC and Unitel (as applicable) and, to Sellers' Knowledge, each other party thereto have complied with all respective covenants and provisions of such leases, (w) neither TCC or Unitel (as applicable) nor, to Sellers' Knowledge, any other party is in default in any respect under any such leases, (x) no party has asserted any defense, set-off, or counter claim thereunder, (y) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (z) the validity or enforceability of any such lease will be in no way affected by the sale of the Assets to Purchaser, provided all required consents have been obtained from the other parties to such lease. Neither Unitel nor TCC has received any written notice of such default under such real and personal property leases set forth in Schedule 2.01(a) and 2.01(d).

     Section 7.07. Existing Contracts. Schedules 2.01(a) and (d) hereto set forth all contracts, commitments and agreements in effect on the date hereof with TCC's subscribers (other than standard subscriber agreements for cellular service), all leases (other than personal property leases with annual payments of less than $6,000 and which leases, together with the other contracts and agreements not required to be disclosed on Schedules 2.01(a) and (d), in the aggregate have annual payments of less than $75,000 or which are terminable without penalty on one month's or less notice) to which Unitel or TCC is a party and which relate to the ownership of the Assets or the operation of the Business, and all other contracts, commitments and agreements (other than agreements with annual payments of less than $6,000 and which agreements, together with the other leases and contracts not required to be disclosed on Schedules 2.01(a) and (d), in the aggregate have annual payments of less than $75,000 or which are terminable without penalty on one month's or less notice) or commitments (written or oral) to which Unitel or TCC is a party which relate to the ownership of the Assets or the management or operation of the Business (the "Existing Contracts"), except for the contracts, leases, commitments and agreements included among the Non-Assumed Liabilities (the "Excluded Contracts"). Except as disclosed on
Schedule 7.25, no officer, director or employee of Unitel or TCC or any Person (other than Sellers) controlling, controlled by or affiliated with or family member of any such officer, director or employee has any contractual relationship relating to the ownership or operation of the Business. Sellers have heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on Schedules 2.01(a) and (d), neither Unitel nor TCC has any Knowledge of any breach or anticipated breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and each Seller is in compliance with its obligations under such Existing Contracts. Except for the Existing Contracts, neither TCC nor Unitel has entered into any other contract, commitment or agreement (other than agreements with annual payments of less than $6,000 and which agreements, together with the other leases and contracts not required to be disclosed on Schedules 2.01(a) and (d), in the aggregate have annual payments of less than $75,000 or which are terminable without penalty on three month's or less notice) relating to the ownership of the Assets or the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases, or guaranty agreements.

     Section 7.08. Governmental Licenses. Except as set forth on Schedule 7.08, TCC holds all FCC Authorizations and all other licenses, consents, permits, approvals and authorizations of public and governmental bodies including, without limitation, the state, counties and municipalities served by the Business which are required in connection with the ownership of the Assets (other than the Asset described in Section 2.01(n) hereof) (collectively with the FCC Authorizations referred to as the "Authorizations"). All Authorizations are in full force and effect. TCC has complied with the terms of the Authorizations which it holds and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership of the Assets (other than the Asset described in Section 2.01(n) hereof) or the operation of the Business. All fees due and payable as of the date of this Agreement TCC to governmental authorities pursuant to the Authorizations have been paid. All reports required of TCC to be filed as of the date of this Agreement in connection with the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by TCC to Purchaser and are identified on Schedule 2.01(a) hereto. The ownership of the Assets and the operation of the Business by Sellers are not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality.

     Section 7.09.  Compliance with Laws.  Except as set forth on Schedule
7.09 and except as addressed in any other section of this Agreement, each Seller is currently complying with and has so complied with, and is not in default under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes any statute, law, ordinance, decree, order, rule, regulation of any governmental body ("Governmental Body") applicable to the Assets or the Business, including, without limitation, the rules and regulations of the FCC.

     Section 7.10. No Violation of Existing Agreements. Subject to the consents for the Existing Contracts (other than Excluded Contracts) identified in Schedule 7.10 being obtained, the execution, delivery and performance of this Agreement by Sellers and the Sellers' transfer of the Assets to Purchaser (i) will not, subject to obtaining the FCC's approval to assign the FCC Authorizations, violate any provisions of any law or regulation of any Governmental Body applicable to the Assets or the Business,
(ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts, and
(iii) will not result in the creation of any Lien upon the Assets or the Business other than Permitted Liens.

     Section 7.11.  Litigation and Legal Proceedings.  Except as set forth on
Schedule 7.11, there is no outstanding judgment against a Seller or any director, officer or stockholder of a Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken by a Seller pursuant to or in connection with the provisions of this Agreement and there is no litigation, proceeding or investigation pending, or, to Sellers' Knowledge, threatened, against a Seller or any director, officer or stockholder of a Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken by a Seller pursuant to or in connection with the provisions of this Agreement. Except as set forth on Schedule 7.11, there are no proceedings pending to which a Seller or any director, officer or stockholder of a Seller is a party or, to Sellers' Knowledge, threatened, nor has a Seller received written notice of any demands by any Governmental Body or other Person, to terminate, modify or adversely change the terms and conditions of Sellers' rights with respect to the Authorizations or Existing Contracts.

     Section 7.12.  Environmental Compliance.

          (a) Except as set forth on Schedule 7.12 hereto, (i) no Seller has generated, used, transported, treated, stored, released or disposed of, or affirmatively permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance caused by a Seller or, to the Sellers' Knowledge, any other Person in connection with a Seller's ownership or use of the Assets, the conduct of the Business or on, in or under any property or facility located in the State of Michigan used, owned or leased by a Seller and used in the conduct of the Business or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, used or leased by Unitel or TCC; (iv) any Hazardous Substance handled or dealt with in any way with respect to the Assets or the Business by a Seller during such Seller's ownership or use of the Assets or the Business, has been and is being handled or dealt with in compliance with all Environmental Laws, (v) no Seller is subject to any order, decree, injunction or other arrangement with any Governmental Body or any indemnity or other agreement with any third party relating to any Environmental Law or Hazardous Substance and (vi) there are no other circumstances or conditions caused by a Seller or, to the Sellers' Knowledge, any other Person that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of the Assets pursuant to any Environmental Law.

          (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

          (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     Section 7.13. Employees. Schedule 7.13 sets forth a true and complete list of the names and current salaries of all employees of any Seller involved in the operation of the Business. Except as set forth on Schedule 7.13, such employees are employees of only Unitel and are employees at will. Unitel has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees involved in the operation of the Business and Unitel is not is liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of Unitel involved in the operation of the Business. Unitel has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees involved in the operation of the Business. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to the Knowledge of Unitel threatened or anticipated, and there is no factual basis for, any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving Unitel, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting Unitel. There are no pending, or, to the Knowledge of Unitel, threatened or anticipated (a) union representation petitions respecting the employees of Unitel, (b) efforts being made to organize any of the employees of Unitel, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting Unitel.

     Section 7.14. Employee Benefits. Except as set forth on Schedule 7.14 attached hereto, no Seller has any pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, saving plan, or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which relate to any employees involved in the operation of the Business. Except as set forth on Schedule
7.13 or Schedule 7.14, no Seller is a party to any employment contract in respect of an employee involved in the operation of the Business. Except as set forth on Schedule 7.14, no officer, director or employee of any Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by such Seller. No Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of such Seller participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with any Seller pursuant to Section 414(b),
(c), (m) or (o) of the Code. No Seller nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with any Seller pursuant to Section 4001(b)(1) of ERISA. Sellers have furnished Purchaser with true and complete copies of all Employee Benefit Plans and related trust agreements as in effect on the date hereof, all summary plan descriptions, and the latest annual reports filed with the Department of Labor or the Internal Revenue Service (the "IRS").

     Each of the Employee Benefit Plans is in compliance with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans" (within the meaning of Section 3(2) of ERISA) have been determined by the IRS to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any pension plan of any Seller. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of any Seller. No Seller has engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject Purchaser or any affiliate of Purchaser to a penalty tax or other liability under ERISA or the Code. No Seller nor any Affiliate of Seller has ever incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan.

     Section 7.15. Tax Matters. Except as set forth on Schedule 7.15 attached hereto, (a) each Seller has timely filed (taking into consideration any extension of time) all Tax (as defined below) returns and statements which it is required to file as of the date hereof; (b) to Sellers' Knowledge all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (c) no Seller has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) to the Knowledge of the Sellers, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of any Seller, (f) all Taxes which a Seller is required by law to withhold or to collect for payment as of the date hereof have been duly withheld and collected, and have been paid and (g) each of TCC and ICHC has made a valid election to be taxed as an "S Corporation" (as defined in Section 1361 of the Code), and will be classified for Federal income tax purposes as an S Corporation for the period from the date of its incorporation through the Closing Date. Each Seller has paid all

Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. For purposes of this Section 7.15, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     Section 7.16.  Financial Statements.

          (a)  TCC has provided Purchaser with the following:

               (i) true and complete copies of the audited balance sheet of TCC as of December 31, 1996, December 31, 1997 and December 31, 1998 and the related audited statements of income and retained earnings and cash flows for the years then ended, each of such balance sheet and income statement being attached hereto as Schedule 7.16(a)(i) (collectively, the "Historical Financial Statements"); and

               (ii) true and complete copies of the unaudited balance sheet (the "July Balance Sheet") of TCC at July 31, 1999 (the "Balance Sheet Date") and the related unaudited statement of income for the seven-month period then ended (the "Seven Month Income Statement" and together with the July Balance Sheet, the "Current Financial Statements"), such balance sheet and income statement being attached hereto as Schedule 7.16(a)(ii).

               (iii) the 1999 operating and capital expense budget for the Michigan-3 Cellular System is attached hereto as Schedule 7.16(a)(iii) (the "Budget").

          (b) Each of the Historical and Current Financial Statements delivered under Section 7.16(a)(i) and (ii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices and, with respect to the Current Financial Statements, subject to usual and customary year-end adjustments and without footnotes and other presentation items required by GAAP with respect to audited financial statements; subject to the variations from GAAP identified in this Section 7.16(b), each of the balance sheets included in such Historical and Current Financial Statements fairly presents in all material respects the financial condition of TCC, as at the close of business on the date thereof; and subject to the variations from GAAP identified in this Section 7.16(b), each of the statements of income included in such Historical and Current Financial Statements fairly presents in all material respects the results of operations of TCC for the fiscal period then ended.

          (c) Except as set forth on Schedule 7.16(c) attached hereto, since the Balance Sheet Date, TCC has not:

               (i) sold, assigned or transferred any of its Assets (except for the Excluded Assets and except pursuant to Existing Contracts or commitments disclosed on any

Schedule to this Agreement or Inventory in the ordinary course of business consistent with past practice or for Assets sold or disposed of and replaced by other assets of comparable use), or canceled any material debts or material claims;

               (ii) waived any material rights which affect the Business, whether or not in the ordinary course of business;

               (iii) entered into any other transaction which affects its Business, except in the ordinary course of business, and except that, it is understood that TCC has continued and will continue to make capital improvements or purchase capital additions consistent with the Budget, or entered into any transaction with any officer, director or shareholder of TCC, or any affiliate or family member of any such Person;

               (iv) suffered any material damage, destruction or casualty loss with respect to its Assets, whether or not covered by insurance;

               (v) made any distribution of any of its Assets to any officer, director or shareholder of TCC or any affiliate or family member of such officer, director or shareholder;

               (vi) except as disclosed in writing by TCC to Purchaser, obligated TCC or its Business to give free or reduced price service to customers with respect to the Business other than promotions offered in the ordinary course of business or occasionally free and temporary price reductions, entered into any agreement with any governmental or regulatory authority granting the authorization to freeze fees charged to customers of the Business; or

               (vii) entered into any agreement or understanding to do any of the foregoing.

          (d) A true and complete copy of the Management Agreement has been provided by Sellers to Purchaser. In fiscal year 1998 Sellers recovered from Radiofone not less than $1,435,653 for management and switching services comprised of approximately $492,811 in direct expenses, $614,704 in administrative expenses and $328,138 for switching services. In the event Radiofone shall terminate the Management Agreement as a result of the assignment of ICHC's rights thereunder to Purchaser, Purchaser shall have the right to prevent the renewal of the Switching Services Agreement between TCC and Radiofone dated June 25, 1991 (the "Switching Services Agreement") upon written notice to Radiofone given at least 90 days in advance of the then current term.

     Section 7.17.  Subscribers/Agents; Operating Data.

          (a) Schedule 7.17(a) attached hereto sets forth (a) the number of subscribers receiving cellular telephone service from the Michigan-3 Cellular System as of a date within 5 days prior to the date hereof and (b) a list of all agents who sell cellular telephone equipment and/or service on behalf of Sellers as of the date within 5 days prior to the date hereof, together with such agent's address and the number of gross activations produced by each agent from January 1, 1998 to December 31, 1998.

          (b) Schedule 7.17(b) sets forth for the twelve month period ended July 31, 1999 the monthly gross additions, disconnects, net additions, total month end subscribers and monthly churn percentage for the Michigan-3 Cellular System.

          (c) Schedule 7.17(c) sets forth the average revenue and minutes of use for the Michigan-3 Cellular System for the twelve month period ended July 31, 1999 by month specifying home minutes of use, home revenue, revenue per minute of use, beginning number of subscribers, ending number of subscribers, average subscribers, average home revenue per subscriber and average monthly bill.

          (d) Schedule 7.17(d) sets forth the cellular outcollect and incollect roaming revenue for the top five revenue producing or collecting roaming partners for the Michigan-3 Cellular System for the twelve month period ended July 31, 1999.

     Section 7.18. Insurance. TCC has delivered previously to Purchaser all policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) which insure against risks and liabilities to an extent and in a manner customary in the cellular industry and which are adequate to provide coverage against risks of a nature to which Sellers would normally be exposed in the operation of the Business. All such insurance policies and binders are in full force and effect. TCC has complied in all material respects with each of such insurance policies and binders and has not failed to give any notice or present any claim thereunder in a due and timely manner. There are no outstanding unpaid claims under any of such insurance policies or binders and TCC has not received any notice of cancellation or non-renewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders which would reasonably be expected to materially adversely affect coverage thereunder.
No insurance carrier has canceled or reduced any insurance coverage for TCC or has given any notice or other indication of its intention to cancel or reduce any such coverage. All premiums due and payable as of the date of this Agreement under any such insurance policies or binders of TCC have been duly paid, or accrued, to the extent taken into account in the Working Capital Adjustment.

     Section 7.19. Brokers. Except for Daniels & Associates, no Seller has engaged any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

     Section 7.20. Undisclosed Liabilities. TCC does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against on the July Balance Sheet except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice and except for (x) liabilities and obligations under the Management Agreement, (y) those arising under contracts to be assumed by Purchaser and
(z) liabilities and obligations directly related to the transactions contemplated hereby.

     Section 7.21. Pricing of Services. Schedule 7.21 sets forth a description of all rate plans offered by Sellers to subscribers of the Michigan-3 Cellular System or the Michigan-5 Cellular System as of the date of this Agreement.

     Section 7.22. Proprietary Rights. TCC possesses, and the Assets will include, all intellectual property rights that are necessary to the conduct of the Business, as currently conducted.

     Section 7.23. Accounts Receivable and Bad Debts. Except as set forth on Schedule 7.11, all notes and accounts receivable of TCC shown on the July Balance Sheet or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs (subject to reserves therefor as will be taken into account in the determination of Current Assets at Closing in accordance with Section 5.04).
Schedule 7.23 attached hereto sets forth a true, complete and accurate list, as of the end of the most recent normal billing cycle of the Michigan-3 Cellular System, listing the total amounts of subscriber receivables and the aging of such subscriber receivables based on the following Schedule: 0-30 days, 31-60 days, -61-90 days and over 90 days, from the date thereof.

     Section 7.24. Product Information. Except as disclosed on Schedule 7.24, neither Unitel nor TCC has sold and does not have in its inventory any refurbished telephone handsets which are subject to the terms of this Agreement. Schedule 7.24 sets forth a list of manufacturers of telephone handsets presently in TCC's or Unitel's inventory.

     Section 7.25. Certain Business Relationships with Seller. Except as set forth in Schedule 7.25 attached hereto, no officer, director or shareholder of a Seller or any member of the Immediate Family of the foregoing persons (the term "Immediate Family" for the purposes hereof shall include such person's spouse, parents, siblings or children) or any corporation, limited or general partnership or other legal entity in which a Seller or any of the foregoing persons has an equity interest, except less than two percent of the outstanding capital stock of a corporation that is publicly traded on any recognized exchange or in the over-the-counter market, has a pecuniary interest in, or is a party to, any of the following: (i) any of the Assets, or (ii) any of the Assumed Contracts.

     Section 7.26.  Year 2000 Compliance.  Attached to this Agreement as
Schedule 7.26 is the remediation plan of the Sellers (the "Y2K Plan") to eliminate any Year 2000 Problem (as defined below). For purposes of this Agreement, the term "Year 2000 Problem" shall mean the inability of computer applications used by a Seller to recognize and perform properly date sensitive function involving certain dates prior to and any date on or after December 31, 1999. Schedule 7.26 also sets forth true and complete copies of all written material received by TCC, as of the date of this Agreement, from third party vendors and suppliers of the Sellers with respect to Year 2000 Problems.

     Section 7.27. ICHC. The only asset or property (real or personal, tangible or intangible) owned by ICHC, and the only contract, agreement, permit or license to which ICHC is a party (other than the letter agreement by and between ICHC and Unitel dated January 1, 1998, which letter agreement shall be terminated as of the Closing) in connection with the operation of the Business is the Management Agreement. ICHC has good and marketable title to its rights under the Management Agreement, free and clear of all Liens other than Permitted Liens. No approval or consent of the FCC is required in order for ICHC to transfer to Purchaser those of its rights and obligations under the Management Agreement being assigned to Purchaser under this Agreement. ICHC has no Knowledge of any breach by Radiofone of the Management Agreement. The Management Agreement is in full force and effect and ICHC is in compliance with its obligations thereunder.

     Section 7.28 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN TIES ARTICLE VII AND IN SCHEDULES REQUIRED BY THIS ARTICLE VII, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE ASSETS OR ITS OPERATION OF EITHER THE MICHIGAN-3 CELLULAR SYSTEM OR THE MICHIGAN-5 CELLULAR SYSTEM, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                                    ARTICLE VIII
                            PURCHASER'S REPRESENTATIONS

     Purchaser hereby represents and warrants to the Sellers that:

     Section 8.01. Organization; Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all corporate power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Sellers of the Assets.

     Section 8.02. Consents; Authorization, Execution and Delivery of Agreement. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full corporate power and authority to execute and deliver and perform its obligations under this Agreement and to undertake and perform the transaction contemplated hereby. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally, general equitable principles (whether considered in proceedings at law or in equity) and an implied covenant of good faith and fair dealing.

     Section 8.03. Litigation and Legal Proceedings. There is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

     Section 8.04. Brokers. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

     Section 8.05. Compliance with Laws. Purchaser is currently complying with and has so complied with, and is not in default under or in violation of, and neither its business nor any of its assets nor the operation or maintenance thereof, contravenes in any respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to its assets or its business, including, without limitation, rules and regulations of the FCC.

     Section 8.06. FCC Matters. Purchaser knows of no reason why the FCC will not grant its consent to the assignment of the FCC Authorizations from TCC to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined by Section 22.108 of the FCC's rules) (i) has had the FCC deny an application for an authorization, (ii) has had the FCC revoke an authorization granted to it, or (iii) has been the subject of an investigation by the FCC and, to its knowledge, is not the subject of an investigation pending before the FCC.

     Section 8.07. No Violation of Existing Agreements. The execution, delivery and performance of this Agreement by Purchaser and Purchaser's purchase of the Assets from the Sellers (i) will not, subject to the receipt of the FCC's approval to assign the FCC Authorizations, violate any provisions of any law and (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in a breach of any of the terms or conditions of, or constitute a default under any contract, instrument or other document to which Purchaser is a part of.

                                  ARTICLE IX
                      SELLERS' AND PURCHASER'S COVENANTS

     Section 9.01.  Financial Statements and Cellular System Information.
TCC covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, TCC shall provide Purchaser, within 30 days of the end of each calendar month, TCC's unaudited balance sheet and income statement for such month ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Current Financial Statements except for the absence of footnotes, subject to usual and customary adjustments, and will present fairly in all material respects the financial position of TCC at the date indicated and the results of TCC's operations for such period. TCC also covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, TCC shall provide Purchaser, within 10 days after the end of each calendar month (i) the number of subscribers on Michigan-3 Cellular System at the beginning and end of such month, (ii) an accounts receivable aging report for the Michigan-3 Cellular System, (iii) the GTE net settlement reports for the Michigan-3 Cellular System, (iv) TCC's monthly billing reports, (v) the outcollect and incollect revenue for the top five roaming partners of the Michigan-3 Cellular System, and (vi) other reports normally generated by TCC's financial accounting and billing system as reasonably requested by Purchaser.

     Section 9.02.  Governmental Approvals.

          (a) Purchaser covenants and agrees that it will cooperate with Sellers, and do all things reasonably necessary to assist Sellers, to obtain all consents and approvals necessary for assignment to Purchaser of the Authorizations, including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. Sellers shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Purchaser and Sellers hereby agree to file the necessary Form(s) 490 and 702 with the FCC transferring or assigning control of the FCC Authorization for the Business to Purchaser within five Business Days after the execution of this Agreement and diligently pursue the processing of the assignment of the FCC Authorization to Purchaser and promptly to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Sellers and Purchaser shall share equally all filing fees in connection with any filings pursuant to this Section 9.02(a).

          (b) Sellers and Purchaser shall each cooperate and use their reasonable best efforts to prepare and file with the Federal Trade Commission and the Department of Justice and other regulatory authorities as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act"). The parties agree to make the initial filing required under the Hart-Scott Act not later than thirty (30) days following the date of this Agreement. Purchaser shall pay for all filing fees in connection with any filings pursuant to this Section 9.02(b).

          (c) (i) Sellers shall, at their sole expense, undertake to obtain (or modify, if appropriate) the approvals for the transfer to Purchaser of all licenses, permits or authorizations for the microwave facilities, if any, listed on Schedule 2.01(a); (ii) in the event that Sellers have not obtained, or the FCC has not granted its consent to the assignment of, such licenses, permits or authorizations to Purchaser before Closing, Purchaser and Sellers shall cooperate to obtain a Special Temporary Authority permitting Purchaser to operate the microwave facilities, if any, listed on Schedule 2.01(a) on a temporary basis; and (iii) in the event that the Special Temporary Authority is obtained, Purchaser and Sellers shall cooperate after the Closing in obtaining FCC consent to the assignment to Purchaser of such licenses, permits or authorizations on a permanent basis. Sellers shall not enter into any agreements or understandings with any party relating to the microwave facilities, if any, listed on Schedule 2.01(a) and which affect the Assets or Business without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

     Section 9.03.  Third Party Consents, Closing Conditions.

          (a) Sellers covenant and agree to use all commercially reasonable efforts to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assumed Contracts. In addition, with respect to each real property lease identified on Schedule 2.01(d), Sellers agree that the instrument whereby Sellers request the consent of the lessor thereunder to the assignment of such lease to such Purchaser shall be in the form of the letter attached hereto as Schedule 9.03(a) (or a form that is functionally equivalent) and that Sellers shall use all commercially reasonable efforts (provided, however, that such efforts shall not include the payment of any money) to obtain each such lessor's consent to such assignment by having each such lessor countersign such letter in the space provided; provided, however, that the failure of any lessor to sign or deliver any such consent shall not constitute a breach by any Seller of this covenant so long as Sellers used commercially reasonable efforts to obtain such lessor's signature. Sellers also agree, with respect to each real property lease identified on Schedule 2.01(d), to use commercially reasonable efforts (provided, however, that such efforts shall not include the payment of any money) to obtain each such lessor's signature to the landlord estoppel certificate required by Purchaser's senior lenders the form of which is attached hereto as Schedule 9.03(b), provided, however, that the failure of any lessor to sign or deliver any such estoppel certificate shall not constitute a breach by any Seller of this covenant so long as Sellers used commercially reasonable efforts to obtain such lessor's signature. Purchaser covenants and agrees to cooperate with Sellers and assist Sellers in obtaining such consents and approvals including the furnishing of financial and other information, with respect to the Purchaser, or the Sellers, as the case may be, reasonably required by the Person whose consent or approval is being sought and executing instruments pursuant to which Purchaser assumes Sellers' lease obligations for the period following the Closing. Notwithstanding the foregoing, to the extent that any Assumed Contracts (other than the Management Agreement) listed on Schedules 2.01(a) or 2.01(d) to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a government or governmental unit), and such approval, consent or waiver has not been obtained and Purchaser elects to proceed with the Closing, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained and Purchaser elects to proceed with the Closing, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Sellers shall use all commercially reasonable efforts to provide Purchaser the benefits of any such Interest as provided in Section 17.01(b).

          (b) Purchaser and Sellers hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article X hereof and the Sellers in Article XI hereof prior to the Closing Date.

     Section 9.04.  Access.

          (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to Sellers and without undue disruption to Sellers' normal business activities, to inspect the Assets and properties of Seller and to inspect and make abstracts and reproductions of all books and records of Seller including, without limitation, applications and reports to the FCC, all financial information relevant to the Business, employee records, and engineering and environmental reports and Sellers shall furnish Purchaser with such information respecting the Assets and Business and financial records as Purchaser may, from time to time, reasonably request.

          (b) Sellers acknowledge and agree, subject to any restrictions placed thereon by an owner or lessor of any real property involved, that Purchaser may commission, at Purchaser's cost and expense, a so-called "Phase I" environmental site assessment of the Assets (the "Phase I Assessment").
If the Phase I Assessment indicates that a so-called "Phase II" assessment (the "Phase II Assessment") or other additional testing or analysis of the Assets is advisable, the Purchaser may elect to cause its agents to conduct such testing and analysis at Purchaser's cost and expense. Purchaser will provide Sellers and their counsel a copy of any Phase I Assessment and Phase II Assessment report. Such reports shall be kept confidential by the parties, except that after the Closing the parties shall have no obligation to maintain the confidentiality thereof. Seller will comply with any reasonable request for information made by Purchaser or its agents in connection with any such assessment. Sellers covenant that any response to any such request for information will be complete and correct in all material respects. Sellers will afford Purchaser and its agents access to all operations of the Sellers at all reasonable times and in a reasonable manner in connection with any such assessment subject to any required approval of Sellers' landlords, which approval Sellers will use their best efforts to obtain. Should Purchaser commission such an assessment, such assessment will have no effect upon the representations and warranties made by Sellers to Purchaser under this Agreement except that if any Phase I Assessment or Phase II Assessment uncovers an environmental condition which then comprises a breach of Sellers' representations or warranties herein, Sellers shall not have breached such representation or warranty if Sellers cure such breach in accordance with the provisions of this Agreement and then the Sellers shall have the options of (i) remediating the subject site(s) at their sole expense (in which case the Closing Date would, if necessary, be postponed for a reasonable period of time not to exceed one hundred eighty (180) days from the date the Sellers exercise their option herein to remediate the site or sites), (ii) relocating the particular Assets or operations from the subject site(s) at their sole expense (in which case the Closing Date would, if necessary, be postponed for a reasonable period of time not to exceed one hundred eight (180) days from the date the Sellers exercise their option herein to relocate), or (iii) terminating this Agreement by providing notice to the Purchaser within ten (10) Business Days of the Sellers' receipt of the Phase II Environmental Audit Reports.

          (c) Sellers shall allow Purchaser the opportunity to conduct an engineering review of the Assets to confirm that the Assets comply with the FCC Authorizations and the regulations of the FCC and are otherwise in good condition and repair, reasonable wear and tear excepted.

     Section 9.05. Conduct of Business. From and after the date hereof and until the Closing Date, Sellers shall:

          (a) operate and manage the Cellular Systems in accordance with the FCC Authorizations, and comply in all material respects with all laws, rules and regulations applicable to Sellers, including the regulations of the FCC;

          (b) except for inventory (other than Excluded Assets) sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser which approval will not be unreasonably withheld;

          (c) refrain from modifying, amending or altering in any material respect, or terminating any of the Assumed Contracts, and from waiving or canceling any default or breach (other than the waiver of late fees) or modifying, altering or terminating any right relating to or included in the Assets without Purchaser's prior written approval, which approval will not be unreasonably withheld;

          (d) maintain insurance on the Assets comparable to that maintained prior to the date hereof and, subject to Article XII, use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

          (e) maintain their books and records relating to the Business in accordance with prior practice; maintain all of their property and assets relating to the Business in their present condition, ordinary wear and tear excepted; and maintain supplies of inventory and spare parts relating to the Business consistent with past practice;

          (f) refrain from changing the Cellular Systems' agents' commission rate, sales practices (including the quality of the credit of subscribers contracting for cellular telephone service) or marketing practices without Purchaser's approval, which approval will not be unreasonably withheld;

          (g) except for customary increases consistent with past practices or policies, refrain from increasing the compensation payable or to become payable to any employee or agent involved in the Business by more than 5% of base salary without Purchaser's approval, which approval will not be unreasonably withheld;

          (h) refrain from entering into any contract or renewal of any existing contract for the employment of any employee or agent of a Seller involved in the Business other than "at-will" employees and agents;

          (i) use their commercially reasonable efforts to (x) keep their business organization intact, (y) retain the services of the key employees of the Cellular Systems, and (z) maintain good relationships with its employees, suppliers, advertisers, subscribers, agents and others having business relations with them in connection with the operation of the Business, in each case in accordance with past practices;

          (j) refrain from changing their Charters or by-laws in any way which would materially adversely affect their power or authority to enter into and perform this Agreement, or which would otherwise materially adversely affect their performance of this Agreement;

          (k) continue to advertise, promote and market the Cellular Systems and their services in a manner consistent with past practice; and in any event from the date hereof through the Closing, spend on advertising, marketing and promotion, on an aggregate basis from the date hereof to the Closing, at least the amounts set forth in Schedule 9.05;

          (l) refrain from subjecting any of the Assets to any Lien not in effect on the date hereof other than Permitted Liens;

          (m) refrain from doing or omitting to do any act which will cause a material breach of, or material default under, or termination of (except in accordance with its terms), any Assumed Contract;

          (n) provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC regarding the Cellular Systems or the Business;

          (o) not permit using commercially reasonable efforts, any of the FCC Authorizations to expire or to be surrendered or voluntarily modified in a matter adverse to the Business, or take any action which would reasonably be expected to cause the FCC Authorizations or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Authorizations; or fail to prosecute with due diligence any pending applications to any governmental authority;

          (p) notify Purchaser in writing promptly after learning of the institution or threat of any material action against a Seller in any court with respect to the Business or the Assets, or any action relating to its Assets or its Business against a Seller before the FCC or any other Governmental Body, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Assets or the Business;

          (q) if Sellers deem it to be prudent, promptly replace any employee who leaves the employ of the Cellular Systems; notify Purchaser of the hiring of any new employee involved in the Business, any material change in job function of an employee involved in the Business, and the termination of any employee involved in the Business;

          (r) except with respect to Taxes that are being contested in good faith provided such contested Taxes have been properly accrued, pay or cause to be paid or provide for all Taxes of or relating to Sellers, the Assets and the employees involved in the Business required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

          (s) refrain from taking any action not in Sellers' usual course of business regarding the Cellular Systems or the Assets without Purchaser's prior approval;

          (t) cooperate with Purchaser in connection with (x) Purchaser's efforts to identify the current employees working for Michigan-3 Cellular System or Michigan-5 Cellular System that Purchaser would like to hire following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations, and (y) the prompt and efficient transition of billing services after Closing to Purchasers billing system and (z) Purchaser's efforts to upgrade equipment (at Purchaser's cost) after Closing;

          (u) continue to implement the Y2K Plan as promptly as practicable and in any event such that the Michigan-3 Cellular System will be Y2K compliant by December 31, 1999. No material change in the Y2K Plan or in the manner or timing of its implementation shall be made without Purchaser's prior written approval; and

          (v) continue to (i) pay all fees due and payable to governmental authorities pursuant to the Authorizations, (ii) timely file all reports (which reports shall be true and complete) in connection with the Authorizations, (iii) timely file (considering any extensions) all Tax returns and statements; (iv) withhold, collect for payment and pay all Taxes which a Seller is required by law to withhold, collect for payment and pay (except with respect to Taxes that are being contested in good faith provided such contested Taxes have been properly accrued), and (v) pay all premiums due and payable under any insurance policies and binders.

          Sellers shall cause the appropriate engineering, computer information system and other personnel of Sellers to meet monthly after the date hereof with representatives of Purchaser to discuss the status of the implementation of the Y2K Plan and such representatives shall be provided full access to all information, data, equipment and personnel reasonably necessary for such representatives to determine the status and effectiveness of the Y2K Plan.

     Section 9.06. No Shopping. No Seller nor any affiliate, advisor or representative of a Seller shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the Assets, acquisition of a substantial equity interest in a Seller any similar transaction involving a Seller; provided, however, that nothing set forth in this Section 9.06 shall prohibit Unitel from selling its interests in cellular markets other than the Cellular Systems.

     Section 9.07. Employees. Nothing contained in this Agreement shall confer upon any employee working for Michigan-3 Cellular Systems or Michigan-5 Cellular System any right with respect to continued employment by Unitel or Purchaser. Purchaser understands Unitel's employees are not contractually obligated to become employees of Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain.

     Section 9.08. Supplemental Disclosure. Sellers shall promptly from time to time prior to the Closing Date supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Sellers made in this Agreement unless Purchaser fails to object in writing to Sellers to any such supplemental disclosure within ten (10) Business Days after Purchaser's receipt thereof.

     Section 9.09. Transition Services. Purchaser has advised Sellers that it intends to utilize a billing vendor other than ITDS after the Closing Date. In order to facilitate a smooth transition of the billing services for the Michigan-3 Cellular System and Michigan-5 Cellular System, Sellers covenant and agree to take the actions set forth on Schedule 9.09.

     Section 9.10. Termination of Liens. TCC shall use all reasonable commercial efforts to obtain, and arrange for the filing of, all UCC-3 Termination Statements and any other necessary instruments to terminate all Liens other than Permitted Liens and to obtain releases of such Liens, including, without limitation, those set forth on Schedule 7.04, which were granted by TCC in connection with that certain Revolving Credit Agreement, dated December 18, 1997, by and among TCC, Durango Cellular Telephone Company, MJ Cellular Company, LLC, CoreStates Bank, N.A. as Agent and Issuer of Letters of Credit and the Lenders referred to therein, as amended, and all other agreement, documents and instruments entered into in connection therewith (collectively, the "Credit Documents").

                                   ARTICLE X
              CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

     Section 10.01. Accuracy of Representations and Warranties; Performance of this Agreement. All of the representations and warranties made by Sellers in this Agreement shall be true and correct at and as of the Closing except for such breaches and inaccuracies therein which, in the aggregate, have not caused and would not reasonably be expected to result in a Material Adverse Effect (as defined below). Sellers shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing except for such noncompliances which, in the aggregate, have not caused and would not reasonably be expected to result in a Material Adverse Effect, PROVIDED, HOWEVER; that there shall be no Liens (other than Permitted Liens) with respect to the Assets, yet in the event there exists a Lien (other than a Permitted Lien) with regard to any Assets as of the scheduled Closing Date, the scheduled Closing shall be postponed until the earliest of the following to occur: (i) the curing, removal, payment or satisfaction of any such Lien (other than a Permitted Lien); (ii) Purchaser's waiver of the condition precedent set forth in this Section 10.01 that the Assets be free and clear of all Liens (other than Permitted Liens); or (iii) the date that is sixty (60) days from the scheduled Closing Date. Purchaser shall have been furnished with a certificate or certificates of each Seller's President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the financial condition, Assets, Business or properties of the Cellular Systems taken as a whole, other than effects affecting the cellular telephone, personal communications services and enhanced specialized mobile radio industries.

     Section 10.02. Directors Resolutions. Each Seller shall deliver to Purchaser copies of the resolutions of the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of such Seller.

     Section 10.03. Incumbency Certificate. Purchaser shall have received a certificate or certificates of an officer of each Seller, certifying as to the genuineness of the signatures of officers of such Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     Section 10.04. Third Party Consents; FCC; Hart-Scott Act. Sellers shall have delivered to Purchaser such instruments, consents and approvals of third parties and Governmental Bodies (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts (except that Radiofone's consent to the assignment of the Management Agreement to Purchaser shall not be a condition to Closing so long as the Purchaser has the right to terminate the Switching Services Agreement without penalty by giving notice within 90 days prior to the end of the then current term), such instruments, consents and approvals being set forth on
Schedule 10.04 and Purchaser shall have obtained all Authorizations necessary for the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that if Sellers are not capable of delivering to Purchaser all of the instruments, consents and/or approvals of the third parties and/or Governmental Bodies set forth on Schedule 10.04 as of the scheduled Closing Date and Purchaser refuses to waive the condition precedent set forth in this Section
10.04 that instruments, consents and/or approvals set forth on Schedule 10.04 be delivered to it on or prior to Closing and proceed with the Closing, then the Closing shall be postponed until the earliest of the following to occur: (i) Sellers make other arrangements that are satisfactory to Purchaser with respect to those Assets and/or Assumed Contracts for which Sellers are unable to deliver the instrument, consents and/or approvals set forth in Schedule 10.04; (ii) Sellers deliver all of the instruments, consents and/or approvals set forth on
Schedule 10.04; (iii) Purchaser waives the condition precedent set forth in this
Section 10.04 that all of the instruments, consents or approvals set forth on
Schedule 10.04 be delivered to it on or prior to Closing; (iv) Sellers deliver to Purchaser written notice that it is terminating this Agreement and Purchaser does not, within five (5) days of its receipt of said notice, deliver a written notice to Sellers which indicates that Purchaser elects to waive, pursuant to Section 10.04(iii) above, the condition precedent set forth in this Section 10.04; or (v) May 31, 2000. The FCC's grant of its consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order and (ii) if applicable, the FCC's grant of its consent to the assignment of the Microwave Authorizations to Purchaser shall have become a Final Order or a Special Temporary Authority granting FCC's consent to
Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations including authorizations for those facilities, if any, listed in Schedule 2.01(a), each without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. In addition, all applicable waiting periods under the Hart-Scott Act shall have expired or been terminated and no action seeking to enjoin the transactions contemplated by this Agreement will have been initiated by the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. For purposes of this Agreement, the term "Special Temporary Authority" shall mean the applications assigning the Microwave Authorizations, if any, to Purchaser have been filed, the public notice period for comments has expired, no petitions to deny the assignment of the Microwave Authorizations, if any, to Purchaser are on file and the FCC has either granted such applications or the FCC has granted a special temporary authority permitting the Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations, if any, on a temporary basis.

     Section 10.05.  Intentionally Left Blank.

     Section 10.06. No Material Adverse Change. Other than changes affecting the cellular telephone, personal communications services and enhanced specialized mobile radio industries generally, there shall not have been any material adverse change in the financial condition, assets, business or properties of the Cellular Systems or Assets, from July 31, 1999 to the Closing.

     Section 10.07. Opinion of Counsel to Sellers. Purchaser shall have been furnished with an opinion of Pepper Hamilton LLP, counsel to Sellers, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement, in a form mutually satisfactory to Purchaser's counsel and Sellers' counsel.

     Section 10.08. Opinions of FCC Counsel to Sellers. Purchaser shall have been furnished with opinions of Moir & Hardman, FCC counsel for Sellers, dated as of the Closing and addressed to Purchaser, and to any financial institution designated by Purchaser which has provided the financing in connection with the transactions contemplated by this Agreement, in substantially the form of Exhibit D attached hereto.

     Section 10.09. Closing Escrow Agreement. Sellers shall have executed and delivered the Closing Escrow Agreement to Purchaser.

     Section 10.10. Year 2000 Problems. None of the Assets nor the Business shall have any Year 2000 Problems that have manifested themselves as of the Closing. In addition, no Seller shall have had a Year 2000 Problem that resulted in a loss of more than 5 percent of the subscribers of the Michigan-3 Cellular System.

     Section 10.11. Operation of the Cellular System. Sellers shall have continued to operate and manage the Cellular Systems and market the Cellular Systems' services in the normal course of business and in accordance with past practice.

     Section 10.12. Title Insurance. Sellers shall have provided to Purchaser the following with respect to each parcel of Leased Real Property:

          (i) an American Land Title Association ("ALTA") commitment issued (in blank as to the proposed policy amount) in customary and current form by a nationally recognized title insurance company licensed to do business in the State of Michigan (or by a duly licensed agent of such company) as selected by Sellers (the "Title Company"), that obligates the Title Company to issue at Closing, an owner's blanket policy of leasehold title insurance naming the Purchaser as insured and with respect to the leased real property identified on Schedule 2.01(d) attached to this Agreement and any other leased real property that is the subject of a real property lease entered into by Sellers for use in the operation of the Business during the period commencing on the date hereof through the Closing Date in accordance with the provisions of this Agreement (collectively, the "Leased Real Property"), which policy:

               (A) shall be issuable by the Title Company upon payment of the premium and endorsement fees therefor at regular rates, but Sellers will have no obligation or responsibility for the issuance of such policy, and the issuance will not be a condition to the performance by Purchaser of its obligations under this Agreement so long as Sellers deliver such title commitment in accordance with the provisions of this Section 10.12);

               (B) shall have a policy coverage amount of not greater than the fair market value of the leases in respect of the Leased Real Property;

               (C) shall insure that Purchaser's title to the Leased Real Property is subject to no Liens, encumbrances, title objections or other exceptions to title other than (I) the printed form exceptions to title (except the survey exception) set forth on Schedule B-II of such commitment, (II) any Lien or encumbrance entered into by Purchaser at or following Closing, and (III) the Permitted Liens, which Permitted Liens include, for the purposes of this Agreement, notations of the items (provided any such item does not materially interfere with Purchaser's intended use and enjoyment of the Leased Real Property) disclosed on each "Required As-Built Survey" (as defined below in clause (ii) of this Section 10.12) (the items described in clauses (I),
                      (II) and (III) being defined collectively in this Agreement as the "Permitted Title Exceptions"); and

               (D) shall contain such customary endorsements and affirmative coverage for items other than the Permitted Title Exceptions as Purchaser may reasonably require (the "Title Commitment"); and

          (ii) an as-built survey of each parcel of Leased Real Property and survey certificates, which survey:

               (A) shall be performed by an independent, duly licensed, registered land surveyor in the State of Michigan selected by Sellers;

               (B) shall be certified to the Title Company, Sellers and Purchaser; and

               (C) shall conform to the applicable ALTA/American Congress of Surveying and Mapping Minimum Detail Requirements (rev.1997) for the parcel mapped on such survey and, without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: the locations on such parcel of all the buildings, structures and other improvements and the established building setback lines; the lines of streets abutting the sites and width thereof; all access and other easements appurtenant to the sites; all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the parcel, whether recorded, apparent from a physical inspection of the parcel or otherwise known to the surveyor; any encroachments on any adjoining property by the building structures and improvements on the parcel; if the parcel is described as being on a filed map, a legend relating the survey to said map; and the flood zone designation, if any, in which the parcel is located; and

               (D) shall be in form and substance as reasonably required by the Title Company in accordance with customary protocol (and in addition to payment of any additional premium therefor) to remove the printed form survey exception from the Title Commitment upon issuance of any policy of title insurance based upon the Title Commitment (a "Required As-Built Survey").

     Sellers and Purchaser each shall bear one-half (1/2) of the title search fees, if any, separately incurred (in addition to any premium payable by Purchaser at Closing to issue a title insurance policy based upon the Title Commitment) to cause the Title Company to issue the Title Commitment and the fees and disbursements payable to each surveyor to cause each Required As-Built Survey to be performed and delivered to Sellers and Purchaser; provided, in no event shall Sellers' liability for all of such items cumulatively exceed Eighteen Thousand Dollars ($18,000.00). Purchaser shall bear any and all liability for the remainder of such fees and disbursements that cumulatively exceed Eighteen Thousand Dollars ($18,000.00) and the full premium for the title insurance policy.

     Sellers and Purchaser acknowledge and agree that if, as of the scheduled Closing Date, the Title Company fails or refuses to remove from the Title Commitment any Lien, encumbrance or title exception other than a Permitted Lien, the scheduled Closing shall be postponed in accordance with, and Sellers shall have the opportunity to cure such title defect as set forth in Section 10.01 of this Agreement.

     Notwithstanding anything to the contrary set forth in this Section 10.12, Sellers shall deliver to Purchaser no later than 15 days prior to the Closing true and accurate legal descriptions of each parcel of Leased Real Property.

     Section 10.13. Payoff Letter. Purchaser shall have received a payoff letter in customary form from First Union National Bank, N.A. and shall have received a certificate from Unitel's Vice President-Finance to the effect that there is no other indebtedness for borrowed money secured by the Assets.

                                     ARTICLE XI
                CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

     The obligations of each Seller under this Agreement with respect to the sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers:

     Section 11.01. Accuracy of Representations and Warranties; Performance of this Agreement. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. Sellers shall have been furnished with a certificate of an executive officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

     Section 11.02. Directors' Resolutions. Purchaser shall deliver to Sellers copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

     Section 11.03. Incumbency Certificate. Sellers shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     Section 11.04. FCC, Hart-Scott Act. The FCC's grant of its consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order and, if applicable, the FCC's grant of its consent to the assignment of the Microwave Authorizations to Purchaser shall have become a Final Order or a Special Temporary Authority granting the FCC's consent to the operation by Purchaser of the microwave facilities, if any, that are the subject of the Microwave Authorizations including authorizations for those facilities, if any, listed in Schedule 7.08. In addition, all applicable waiting periods under the Hart-Scott Act shall have expired or been terminated and no action seeking to enjoin the transactions contemplated by this Agreement will have been initiated by the FTC or DOJ.

     Section 11.05. Opinion of Counsel to Purchaser. Sellers shall have been furnished with an opinion of Edwards & Angell, counsel to Purchaser, dated as of the Closing and addressed to Sellers in substantially the form of Exhibit E hereto.

                                    ARTICLE XII
                                  CASUALTY LOSSES

     In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Assets that becomes known to any Seller, Sellers will promptly notify Purchaser of such event. Without limiting Sellers' rights under Section 9.04(b) of this Agreement, Sellers shall, at their option, (i) repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Closing Date, (ii) assign to Purchaser at Closing all claims to insurance proceeds or other rights of Sellers against third parties arising from such casualty loss (the "Claims"), or (iii) exercise their rights to cure, remediate or terminate as provided under Section 9.04(b) of this Agreement; PROVIDED, HOWEVER, that if such insurance proceeds are or will not be sufficient in Purchaser's reasonable judgment to cover the entire casualty loss, then the Sellers shall pay the difference at Closing or, if such "difference" exceeds $3,000,000, Sellers will have the right to terminate this Agreement in which event neither Sellers nor Purchaser will have any obligation to the other with respect to this Agreement. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of Sellers.

                                    ARTICLE XIII
                                  INDEMNIFICATION

          Section 13.01. Indemnification by Sellers. After the Closing, but subject to the terms of this Article XIII, Sellers jointly and severally agree to indemnify and to hold Purchaser, its affiliates, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands and judgments suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from:

               (i) Any Non-Assumed Liability, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, operation, management, control or sale of the Assets of the Cellular Systems or the Business or fines or forfeitures imposed or threatened to be imposed by the FCC for the operation, at or prior to Closing, of the Michigan-3 Cellular System or performance of ICHC's obligations under the Management Agreement, or the Business;

               (ii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Sellers in this Agreement, the Schedules or Exhibits hereto, the Bill of Sale, or in any closing certificate delivered by any Seller to Purchaser pursuant to Article X hereof, which misrepresentation, breach or omission, together with (x) all other misrepresentations, breaches and omissions described in this Section 13.01(ii) and (y) all breaches and non-fulfillments described in Section 13.01(iii) would have, or would reasonably be expected to have, in the aggregate, a Material Adverse Effect;

               (iii) Any breach or non-fulfillment of any covenant or agreement on the part of a Seller under this Agreement to be performed on or following the Closing Date, which breach or non-fulfillment, together with (x) all other breaches and nonfulfillments described in this Section 13.01(iii) and (y) all misrepresentations, breaches and omissions described in Section 13.01(ii), would have, or would reasonably be expected to have, in the aggregate, a Material Adverse Effect; and

               (iv) All costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Sellers in this Agreement.

     Section 13.02. Indemnification by Purchaser. After the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, but subject to the terms of this Article XIII, Purchaser agrees to indemnify and to hold each Seller, and its affiliates, directors, officers, stockholders, employees, representatives and agents harmless from and against and in respect of any Losses incurred by any Seller from:

               (i) All liabilities and obligations of Purchaser, and all claims and demands made in respect thereof relating to or arising from, Purchaser's ownership, operation or control of the Assets or the Business after the Closing, including without limitation on account of the Assumed Liabilities;

               (ii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Purchaser, in this Agreement, the Schedules or Exhibits hereto, or in any closing certificate delivered by Purchaser to Sellers pursuant to Article XI hereof, which misrepresentation, breach or omission, together with (x) all other misrepresentations, breaches and omissions described in this Section 13.02(ii) and (y) all breaches and nonfulfillments described in Section 13.02(iii), would have, or would reasonably be expected to have, in the aggregate, a Material Adverse Effect;

               (iii) Any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed, prior to, on or following the Closing Date, which breach or nonfulfillment, together with
(x) all other breaches and nonfulfillments described in this Section 13.02(iii) and (y) all misrepresentations, breaches and omissions described in
Section 13.02(ii), would have, or would reasonably be expected to have, in the aggregate, a Material Adverse Effect; and

               (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters with respect to which any Seller is indemnified against by Purchaser in this Agreement.

     Section 13.03. Notice of Claims, Defense of Third Party. A party claiming indemnification under this Article XIII (the "Asserting Party") must notify the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 13.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, provided that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 13.03, the Asserting Party shall have the right (i) to control the defense thereof and
(ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party
Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 13.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, provided that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim.
The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third
Party Claim covered by this Article XIII.

     Section 13.04. Closing Escrow Agreement. The obligation of Sellers to indemnify Purchaser for Losses arising from or related to the matters described in Section 13.01 shall be secured by the amounts in the Closing Escrow Payment held pursuant to the Closing Escrow Agreement but the Escrow Fund shall not represent a limit on the amount of losses for which Purchaser is indemnified hereunder.

     Section 13.05. Limitations. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIII shall be subject to the following limitations:

          (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $475,000 (the "Deductible"), and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; provided, however, notwithstanding anything else set forth in this Agreement to the contrary, the Deductible shall not be applicable to (i) Sellers' obligation to indemnify Purchaser for Non-Assumed Liabilities,
(ii) Purchaser's obligation to indemnify Sellers for Assumed Liabilities, (iii) adjustments to the Purchase Price provided for in Section 5.04, (iv) a breach by Sellers of their representations set forth in Section 7.02, or the first two sentences of Section 7.04, and Section 7.15, or (v) Losses resulting from fraud. Under no circumstance will either the Sellers or Purchaser have any right to recover any amounts under this indemnification or otherwise in excess of $15 million (the "Cap"); provided, however, notwithstanding anything else set forth in this Agreement to the contrary, the Cap shall not be applicable to (i) Sellers' obligation to indemnify Purchaser for Non-Assumed Liabilities, (ii) Purchaser's obligation to indemnify Sellers for Assumed Liabilities, (iii) adjustments to the Purchase Price provided in Section
5.04, (iv) a breach by Sellers of their representations set forth in Section
7.02 and the first two sentences of Section 7.04 and (v) Losses resulting from fraud. The remedies provided to Sellers and Purchaser under this
Article XIII and Section 17.06 are and will be the sole and exclusive remedies available to Sellers and Purchaser with respect to any loss or other cost or expense incurred, whether or not paid, in connection with the transactions and other matters which are the subject matter or referred to in this Agreement.

          (b) All representations and warranties contained in this Agreement shall survive the Closing until the first anniversary thereof; provided, however, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 7.02, the first two sentences of Section 7.04,
Section 7.15 and Section 8.02 shall survive the Closing for an unlimited duration and (y) the representations and warranties contained in Sections 7.12 shall survive the Closing until the sixth anniversary thereof (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled. Each party shall be precluded from asserting claims against the other party after the Survival Period applicable to the claim sought to be asserted.

          (c) The indemnification obligation of a Defending Party shall be reduced to the extent of any available insurance proceeds; provided, however, that such reduction shall not be effective until the Asserting Party has received any such insurance proceeds. The Defending Party shall pay its indemnification obligations as and when required by this Article XIII and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party's obligations due to reductions pursuant to this Section 13.05(c). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party's Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

          (d)  Purchaser's remedies with respect to Losses specified in
Section 13.02 shall be satisfied first by the assertion of its rights under the Escrow Agreement in respect of the Closing Escrow Payment.

          (e) Notwithstanding anything to the contrary set forth in this Agreement, all Losses suffered or incurred by Purchaser related to (x) any misrepresentation, breach or omission described in Section 13.01(ii) or (y) any breach or nonfulfillment described in Section 13.01(iii) and which the Purchaser knew about prior to the Closing, but for which the Purchaser was unable to terminate this Agreement because the closing condition in Section 10.01 was satisfied, shall be included in the calculation in determining whether the Material Adverse Effect and Deductible thresholds in this Article XIII have been satisfied.

                                    ARTICLE XIV
                           DISCLOSURE AND PRESS RELEASES

     Section 14.01.  Press Releases.  Subject to the provisions of
Section 14.02, no press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by Purchaser or Sellers without the consent of the other, and Purchaser and Sellers shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Sellers, as the case may be, proposes to make such press release.

     Section 14.02. Disclosures Required By Law. This Article XIV shall not, however, be construed to prohibit any party (i) from making any disclosures to any governmental authority that it is required to make by law; (ii) from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party or; (iii) prohibit Sellers, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; provided, however, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and provided, however, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                     ARTICLE XV
                                    TERMINATION

     Section 15.01. Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach (the "Cure Request"), whereupon the Breaching Party shall have ten (10) days from the receipt of such notice to cure such breach (except a breach not susceptible of cure, as to which there shall be no cure period) to the reasonable satisfaction of the Non-Breaching Party. This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

     Section 15.02. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

          (a)  by mutual written consent of Sellers and Purchaser;

          (b) by either Purchaser or Sellers, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Sellers and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) subject to Section 15.01, by Purchaser, if any Seller shall have breached any of its representations or covenants herein and such breaches, in the aggregate, would reasonably be expected to cause Purchaser to suffer a material loss or otherwise result in a Material Adverse Effect;

          (d) subject to Section 15.01, by Sellers, if Purchaser shall have materially breached any of its representations or covenants herein; or

          (e) by Sellers or Purchaser if the Closing shall not have occurred on or before May 31, 2000, as may be extended pursuant to the cure provisions set forth in Sections 9.04(b), 10.01, 10.04 and 10.12 (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

                                    ARTICLE XVI
                                   BROKERS' FEES

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIII hereof.

                                    ARTICLE XVII
                                   MISCELLANEOUS

     Section 17.01. Additional Instruments of Transfer. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, assumption agreements, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Sellers' right, title and interest in and to the Assets. Such efforts and assistance shall be at the cost of the requesting party.

     (b) Anything in this Agreement to the contrary notwithstanding, no Seller is obligated to sell, assign, transfer or convey to Purchaser any of its rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers listed on Schedule 10.04 have not been obtained by Sellers as of the Closing and Purchaser elects to proceed with the Closing, Sellers shall, for the remaining term of such Interest, use commercially reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Sellers in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of any Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); provided, however, that neither Purchaser nor Sellers shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party, or to commence any proceedings against the third party, from whom such approval, consent or waiver is requested.

     Section 17.02. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, reputable overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

          (i)  If to Purchaser:

               Dobson Cellular Systems, Inc.
               13439 N. Broadway Extension
               Oklahoma City, OK 73114
               Attention: Everett Dobson, President
               Telephone:  (405) 391-8500
               Facsimile No.: (405) 391-8515

               with a required copy to:

               Edwards & Angell, LLP
               2800 Hospital Trust Tower
               Providence, Rhode Island  02903
               Attention:  David K. Duffell, Esq.
               Telephone:  (401) 276-6586
               Facsimile No.: (401) 276-6602

          (ii) If to Trillium Cellular Corp., Interstate Cellular Holdings Corp. or Universal Telecell, Inc.:

               c/o Unitel Wireless Communications Systems
               3122 Fire Road, Suite 200
               Egg Harbor Township, NJ  08234-5859
               Telephone:  (609) 646-9400
               Facsimile No.:  (609) 645-9696

               with a required copy (which shall not of itself constitute notice) to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               18th and Arch Street
               Philadelphia, PA  19103-2799
               Attn:  Cary S. Levinson, Esq.
               Telephone:  (215) 981-4091
               Facsimile No.:  (215) 981-4750

     Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, whichever is earlier.

     Section 17.03. Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

     Section 17.04. Transfer Taxes. Purchaser shall bear all use, sales and transfer taxes, if any, imposed in connection with the sale and delivery of the Assets acquired by Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 17.04, Purchaser shall in no event be responsible in any manner for the payment of any Taxes on any income or gain which a Seller may realize as a result of the sale of the Assets or otherwise related to the transactions contemplated by this Agreement.

     Section 17.05. Collection Procedures. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all accounts receivable included as part of the Assets which were less than 91 days past due as of the Closing Date and all other items to which it is entitled as provided in this Agreement and to endorse with the name of the Sellers any checks or drafts received on account of any such items.

     Section 17.06. Specific Performance. The parties recognize and acknowledge that in the event Sellers shall fail to perform their obligations under the terms of this Agreement, money damages alone will not be adequate to compensate Purchaser. The parties, therefore, agree and acknowledge that in the event any Seller fails to perform its obligations under this Agreement prior to Closing, Purchaser shall be entitled, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

     Section 17.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without application of principles of conflicts of law).

     Section 17.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld, except that Purchaser shall have the right to assign its rights under this Agreement after the Closing to any institutional lender.

     Section 17.09 Successors and Assigns. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     Section 17.10 Amendments, Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     Section 17.11 Entire Agreement. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

     Section 17.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed to be original signatures.

     Section 17.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement or
(b) diminish the benefits or burdens of this Agreement.

     Section 17.14 Section Headings. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 17.15 Interpretation. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

     Section 17.16 Further Assurances. Sellers agree to provide to Purchaser from time to time until twelve months after the Closing any information that Sellers possess with respect to the operation of the Business and Assets prior to the Closing which the Purchaser reasonably requests in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

     Section 17.17. Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 17.18. Knowledge. As used in this Agreement, the term "Knowledge" as applied to Sellers, TCC, Unitel or ICHC shall mean the knowledge of (a) the President or Vice President - Finance of Unitel or (b) the General Manager, Engineering Manager or Accountant of any of the Cellular Systems.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                       SELLERS:

                                       TRILLIUM CELLULAR CORP.

                                       By:   /s/ Micheal Azeez
                                          -------------------------------------
                                          Name:  Micheal Azeez
                                          Title: President

                                       INTERSTATE CELLULAR HOLDINGS CORP.

                                       By:   /s/ Micheal Azeez
                                          -------------------------------------
                                          Name:  Micheal Azeez
                                          Title: President

                                       UNIVERSAL TELECELL, INC. (D/B/A UNITEL
                                       WIRELESS COMMUNICATIONS SYSTEMS)

                                       By:   /s/ Micheal Azeez
                                          -------------------------------------
                                          Name:  Micheal Azeez
                                          Title: President

                                       PURCHASER:

                                       DOBSON CELLULAR SYSTEMS, INC.

                                       By:   /s/ G. Edward Evans
                                          -------------------------------------
                                          Name:  G. Edward Evans
                                          Title: President



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